Exhibit 5.1

Jolie Kahn, Esq.

2021 Stony Creek

Lansdale, PA 19446

August 23, 2016

Optex Systems Holdings, Inc.

1420 Presidential Drive

Richardson, TX 75081

Ladies and Gentlemen:

I have acted as counsel to Optex Systems Holdings, Inc., a Delaware corporation (the “ Company ”), in connection with the Company’s registration statement on Form S-1, as amended (the “ Registration Statement ”), filed with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Securities Act ”), relating to the issuance and sale of 355,861 shares (and any additional shares issuable upon the exercise of an over-allotment option granted by the Company to underwriters to purchase additional shares) of common stock of the Company, par value $0.001 per share (the “ Shares ”) and 355,861 warrants (and any additional shares issuable upon the exercise of an over-allotment option granted by the Company to the underwriters to purchase additional warrants) to purchase common stock (the “Warrants”) and the shares of common stock of the Company issuable from time to time upon exercise of the Warrants (the “Warrant Shares”; the Shares, Warrants and Warrant Shares are collectively referred to herein as the “Securities”), issued by the Company. The Securities are to be sold by Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Joseph Gunnar & Co., the form of which is to be filed as Exhibit 1.1 to the Registration Statement on Form S-1, declared effective as of the date hereof (file no. 333-212654). The Company is also registering warrants to purchase shares of common stock of the Company to be issued to the representative of the underwriters as additional compensation pursuant to the Underwriting Agreement (the “Underwriter’s Warrant”), as well as the shares of Common Stock issuable upon exercise of the Underwriter’s Warrant (the “Underwriter’s Warrant Shares”). To the extent that a purchase of Securities hereunder would result in a purchaser owning more than 4.99% of the issued and outstanding common stock of the Company, the purchaser has the ability to purchase shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 (“Series C preferred stock”).

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date, (iii) the Company’s by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate, and I have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. the Shares and shares of Series C preferred stock have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable;

2. the Warrants have been duly authorized for issuance, and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability;

3. the Warrant Shares have been duly authorized, and when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and Warrants, will be validly issued, fully paid and non-assessable;

4. the Underwriter’s Warrant, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Underwriting Agreement, will be validly issued and will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability; and

5. the Underwriter’s Warrant Shares, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Underwriter’s Warrant, will be validly issued, folly paid and non-assessable.

I express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the forgoing). I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, I do not admit that I am an “expert” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Very truly yours,

/s/ Jolie G. Kahn, Esq.